KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Companies Announces Meryl Golden to Succeed Barry Goldstein as President and Chief Executive Officer

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Goldstein to Continue as Chairman

Kingston, NY — August 9, 2023 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, announced today that Meryl Golden has been appointed to the position President and Chief Executive Officer effective October 1, 2023, when current CEO Barry Goldstein will step down and continue as Chairman of Kingstone’s Board of Directors.

Ms. Golden is currently Chief Operating Officer of Kingstone and is the President of Kingstone Insurance Company. She joined Kingstone in September 2019 and has led the efforts to modernize the Company and its products, reduce its costs and manage through the volatility of the property market in the Northeast.

Mr. Goldstein joined Kingstone (then known as DCAP Group, Inc., a regional insurance brokerage business) in 2001. From 2005 to 2009, he led the efforts to transform the Company to an underwriting enterprise. In July 2009, the conversion of the former Commercial Mutual Insurance Company was completed and, in advance of such, the Company disposed of its brokerage and premium finance businesses. Operating solely as a property and casualty insurance company since then, Kingstone’s premiums are now over $200 million and it has grown from insuring approximately 12,000 homeowners to over 80,000 homes in the Northeast.

"It's been an honor to lead Kingstone for so many years, and, with a strong management team in place, it is time for me to step back" said Mr. Goldstein. “It’s been a privilege to guide the organization and to continue the legacy that traces back to 1886. I am grateful to have worked with so many incredibly thoughtful and talented people and loyal producers and look forward to continuing to serve as its Chairman."

"Barry has made a positive impact at Kingstone over the past twenty two years," said Tim McFadden, Kingstone’s lead independent director. "He has successfully led the organization to a Nasdaq listing and utilized such through a series of capital raising transactions which facilitated the growth of Kingstone Insurance Company. We appreciate his contributions and leadership."

"We are delighted to have Meryl Golden serve as the next CEO of Kingstone," continued Mr. McFadden. "Meryl will continue in her current role as President of Kingstone Insurance Company, as well."

"It's an honor and privilege to have been selected to lead Kingstone in this next chapter of the organization's history," said Ms. Golden. "I'm dedicated to working with our talented team to return to profitability, drive sustained growth and continue the rich legacy of our company. I am thankful to Barry for his continued leadership, and I look forward to continuing working closely with him.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire, and Maine.

CONTACT:
Kingstone Companies, Inc.
Jennifer Gravelle
Chief Financial Officer
(845) 768-1970